EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, June 30, 2005

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces

Extension of Stock Purchase

West Point, Va., June 30, 2005—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today announced that it is extending the expiration date of its tender offer for up to 180,000 shares of the company’s outstanding common stock, par value $1.00 per share, from 11:59 p.m. Eastern Standard Time, on Thursday, June 30, 2005 to 11:59 p.m. Eastern Standard Time, on Friday, July 22, 2005.

As of Wednesday, June 29, 2005, the company had received tenders from holders of approximately 320,000 shares of its common stock. It is management’s intent to amend the number of shares that it will accept in order to accommodate as many of the tendering shareholders as possible. The amendment to the number of shares subject to this offer will be announced next week.

Neither C&F nor its board of directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering any or all of such shareholder’s shares in the offer and has not authorized any person to make any such recommendation.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of C&F common stock. The offer is made by the tender offer materials, including the Offer to Purchase, dated June 1, 2005, and the related Letter of Transmittal.

C&F FINANCIAL CORPORATION

Thursday, June 30, 2005

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through C&F Bank and offers full investment services through its subsidiary C&F Investment Services, Inc. The corporation provides mortgage and title services through C&F Mortgage Corporation’s 17 offices. C&F Finance Company provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

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